CERTIFICATE OF INCORPORATION
                                      OF
                            LKA INTERNATIONAL, INC.


                                  ARTICLE I
                                    NAME

     The name of this Corporation is LKA International, Inc.


                                  ARTICLE II
                    REGISTERED OFFICE AND REGISTERED AGENT

     The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent is The Corporation Trust Company.


                                 ARTICLE III
                                  PURPOSE

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be now or hereafter organized under the General Corporation Law of Delaware.


                                  ARTICLE IV
                                CAPITALIZATION

     The total number of shares of all classes of capital stock which this Corporation shall have authority to issue is ONE HUNDRED MILLION (100,000,000) shares of par value stock; FIFTY MILLION (50,000,000) shares of $0.001 (One-Tenth Cent) par value to be preferred shares and FIFTY MILLION (50,000,000) shares of $0.001 (One-Tenth Cent) par value to be common shares. All or any part of the shares of the preferred or common stock may be issued by the Corporation from time to time and for such consideration as may be determined and fixed by the Board of Directors, as provided by law, with due regard to the interest of the existing shareholders; and when such consideration has been received by the Corporation, such shares shall be deemed fully paid and non-assessable.

     The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article, to provide for the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

     The authority of the Board with respect to each such series shall include, but not be limited to, determination of the following:

          (a) The number of shares constituting that series and the distinctive designation of that series;

          (b) The dividend rate, of any, of the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

          (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

          (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

          (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

          (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

          (h) Any other relative rights, preferences and limitations of that series.


                                   ARTICLE V
                                 INCORPORATION

     The name and mailing address of the incorporator is as follows:

     NAME                                      ADDRESS

Richard J. Lawrence                  175 South West Temple
                                     Salt Lake City, Utah 84101


                                  ARTICLE VI
                                  DIRECTORS

     The names and mailing addresses of the persons who are to serve as the directors until the first annual meeting of the stockholders or until their successors are elected and qualified are as follows:

     NAME                                      ADDRESS

Kye A. Abraham                       2013 46th Street, N.W.
                                     Gig Harbor, Washington

Ross J. Macdonald                    102, 325 West Third Street
                                     North Vancouver, B.C.

Emanuel Levine                       4105 S.W. 329th Place
                                     Federal Way, Washington



                                 ARTICLE VII
                             NUMBER OF DIRECTORS

     The number of directors constituting the Board of Directors shall be that number as shall be fixed by, or in the manner provided in, the bylaws of the Corporation.

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the bylaws of the Corporation, subject to such restrictions upon such powers as may be imposed by the stockholders in any bylaws adopted by them from time to time.


                                 ARTICLE VIII
                      LIMITATION ON DIRECTORS LIABILITY

     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at The time of such repeal or modification.


                                  ARTICLE IX
                                INDEMNIFICATION

          (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights that such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonable incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise (hereinafter an "undertaking').

          (b) Right of Indemnitee to Bring Suit.  If a claim under paragraph
(a) of this Article is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expense) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, not an actual determination by the Corporation (including its Board of Directors, independent legal counsel,, or it stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not net the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified or to such advancement of expenses under this Article or otherwise shall be on the Corporation.

          (c) Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other rights which any person may have or hereafter acquire under any statute, this Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

          (d) Indemnification of Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses, to any agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors, officers and employees of the Corporation.


                                   ARTICLE X
                                   CONTRACTS

     No contract or other transaction between this Corporation and any other corporation shall be affected by the fact that a Director or officer of this Corporation is interested in or is a Director or officer of such other corporation; and any Director, individually or jointly, may be a party to or may be interested in any corporation or transaction of this Corporation or in which this Corporation is interested; and no contract or other transaction of this Corporation with any person, firm or corporation shall be affected by the fact that any director of this corporation is a party to or is interested in such contract, act or transaction or any way connected with such person, firm or corporation, and every person who may become a Director of this Corporation is hereby relieved from liability that might otherwise exist from contracting with the Corporation for the benefit of himself or any firm, association or corporation in which he may be in any way interested, provided said Director acts in good faith.


                                  ARTICLE XI
                                  AMENDMENTS

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of Delaware, and all rights and powers conferred herein upon stockholders and directors are granted subject to this reservation.

     I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly, have hereunto set my hand and seal this ____ day of March, 1988.



                                                /S/ Richard J. Lawrence
                                                ----------------------------
                                                RICHARD J. LAWRENCE

STATE OF UTAH          )
                       :ss.
COUNTY OF SALT LAKE    )

     On the _____ day of March, 1988, before me personally came Richard J. Lawrence, the person who signed the foregoing Certificate of Incorporation, known to me personally to be such, and acknowledged that the said certificate is his act and deed and that the facts stated herein are true.





                                                /S/ Chantel Cable
                                                ---------------------------
                                                NOTARY PUBLIC
                                                Residing at: North Salt Lake